Exhibit 10.1

October 2, 2024

Meredith Emmerich
[Address on file]

Dear Meredith,

We are pleased to present you with this offer of employment with Xylem for the position of SVP & President, Applied Water, reporting directly to Matthew Pine, Xylem’s President & Chief Executive Officer. This position is based in Charlotte, NC. This offer is contingent upon the Board of Directors’ appointment of you as SVP & President, Applied Water which we expect to occur on or about October 8, 2024 for an effective date of October 21, 2024. Your start date as a Xylem employee will be on October 21, 2024, subject to Board appointment.

Base Salary: You will be compensated on a bi-weekly basis in the amount of $17,884.62, which is equivalent to $465,000 annually. Annual merit increases are normally scheduled for March of each year and are at the discretion of the Leadership Development and Compensation Committee (LDCC) of Xylem’s Board of Directors. You will be able to participate in the merit increase program beginning in 2026, where any merit increases are typically effective and paid out beginning in March.

Annual Incentive Plan: You will be eligible for participation in the Xylem Senior Leadership Team Annual Incentive Plan (AIP) beginning in 2025 according to the approved parameters of the plan and provided targets are met and certified by the LDCC. Your bonus target is 70% of base salary. Approved AIP awards are typically paid in March for performance in the previous calendar year.

Make-Whole Cash Bonus: To help offset the compensation impact resulting from your transition, you will receive a one-time Make-Whole cash bonus in the amount of $1,050,000 payable within the first 30 days of your start date. The sign-on bonus is taxable, and all applicable taxes will be withheld. By signing this Offer Letter, you agree to reimburse Xylem the full amount of the sign-on bonus ($1,050,000 less applicable taxes) should you leave voluntarily within your first year of employment.

Annual Long-Term Incentive Plan: You will be eligible to participate in the Xylem Long-Term Incentive Plan (LTIP) and will have an annual target award of $550,000 to be provided as 50% Performance Share Units (PSUs), 25% Restricted Stock Units (RSUs) and 25% Stock Options, which will be subject to the terms and conditions of the applicable grant agreements.  RSUs and Stock Options vest one-third on the first, second and third anniversary of the grant date. The PSUs vest 100% after three years and are payable based on the Company’s performance against targets set by the LDCC.  Subsequent annual grants may vary due to management discretion with regard to individual performance and market competitiveness and are subject to approval by the LDCC. Your first full annual LTIP award will be made effective on or about March 1, 2025.

Make-Whole LTIP Award: You will also be eligible for a one-time make-whole LTIP award of $1,800,000 in recognition of cash and equity awards you have forfeited upon accepting Xylem’s offer of employment. This award will be granted on or about your start date (subject to the Company’s Equity Grants Blackout Calendar) as follows: i) $1,300,000 will be provided in Stock Options that will vest one-third on the first, second and third anniversary of the grant date, subject to the terms and conditions of the grant agreement; and ii) $500,000 will be provided in RSUs to be granted on or about your start date and will vest 50% on the first and second anniversary of the grant date, subject to the terms and conditions of the grant agreement.
Special termination consideration for the Make-Whole LTIP Award: For involuntary termination due to reduction in force or reorganization (excluding for cause and poor performance), any unvested and forfeited portions of the Make-Whole LTIP Award will be provided in cash equivalent and payable one week after the last day of employment (“Termination Date”), subject to your execution of Xylem’s standard separation agreement. Cash equivalent will be calculated based on the fair value as of Termination Date using the closing price of Xylem common stock on that date.
Relocation: We will provide relocation benefits to you (and your family) to the Charlotte, NC area as per the terms of the Xylem U.S. Domestic Relocation Policy. This offer of relocation assistance is contingent upon your relocation being completed no later than Oct 21, 2025.

Benefit Plans: A complete benefits package will be made available to you and your eligible dependents, which includes immediate enrollment in medical plans and subject to any enrollment waiting periods as defined by certain life insurance coverage plans. A benefits summary is attached for your reference and is consistent with the one that was previously emailed to you as part of the recruiting process. You will be scheduled for a comprehensive benefit orientation during your first week of employment.

Paid Time Off:  Xylem offers Flexible Time Off (FTO) to US exempt employees. With FTO, colleagues can take time off when they choose (including vacation, sick and personal time). This means there is no specific amount of time off provided – instead, colleagues manage reasonable time away from work with their leader, ensuring they meet mutually agreed on needs for themselves and the team. At Xylem, we encourage our people to stay well, refreshed, and renewed while managing their work with excellence.

Holidays: Xylem recognizes twelve paid holidays per calendar year for eligible employees. Some of these are floating holidays, which may be assigned and are pro-rated based upon your start date.

This offer is contingent on the completion of our employment application, which is standard practice for us. We will coordinate this remaining item upon your written acceptance of our offer. We also require presentation of documentation verifying your identity and legal ability to work in the United States (I-9). A form describing the verification requirements and information needed for documentation is enclosed. The information must be provided before your start date.

Additionally, we understand that you have an agreement with a previous employer, which contains a non-competition clause. However, you and we have concluded that this clause does not affect your ability to accept this offer of employment. It is our expectation that any confidential information you may have received over the course of your employment has been returned to your previous employer and is no longer in your possession.

Our employment and compensation with Xylem are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself.  This offer does not constitute a contract of employment or an agreement for a definite or specified period of employment. By accepting this offer, you acknowledge that any amounts payable under our AIP and/or LTIP arrangements are subject to US securities laws and Xylem’s Recoupment of Incentive-Based Compensation Policy 40-05 providing for clawback or recoupment of amounts that were paid to you. The Company will make any determination for clawback or recoupment in accordance with any applicable law or regulation and Policy 40-05.

Enclosed with this offer is our Business Proprietary Information Agreement. Please review this document carefully and return a signed copy with your signed offer letter.

At Xylem, our corporate compass is our Code of Conduct. We are committed to conducting business according to the highest ethical standards, treating all colleagues and stakeholders with respect, creating fair workplaces, and ensuring that our colleagues help us strengthen and protect our reputation as a great employer, business partner and community member. Our Code of Conduct sets the rules that outline the appropriate business conduct and expected behaviors of all our employees. Each employee will take a required training within 3 days of their start date.

Exhibit 10.1

Meredith, we are confident you have a great deal to contribute to our organization and look forward to having you join the team. Please acknowledge your acceptance of our offer by signing a copy of this letter and send back to Claudia via email at Claudia.Toussaint@xylem.com no later than October 4, 2024.

Warm regards,

/s/ Matthew Pine

Matthew Pine
President & Chief Executive Officer

The above offer is accepted subject to the foregoing conditions.

ndidatsign-1] /s/ Meredith Emmerich	[ca October 4, 2024ndidate-sign-date-1]
Meredith Emmerich	Date

Cc:    Claudia Toussaint, SVP, Chief People and Sustainability Officer

Other Documents provided by separate email from Claudia Toussaint
•Xylem 2024 Employee Benefits Summary
•Xylem Retirement Savings Plan Quick Reference
•Xylem Supplemental Retirement Savings Plan Quick Reference
•Xylem Stock Ownership Guidelines
•Xylem Clawback Policy
•Xylem Senior Executive Severance Pay Plan
•Xylem Special Senior Executive Severance Pay Plan
•Xylem 2024 Executive Compensation Brochure
•Xylem Deferred Compensation Plan Highlights
•Xylem 2024 Holiday Schedule
•Xylem Stock Option Calculation
•Link to Xylem US Employment Application

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